IDEXX Laboratories Announces Second Quarter Results

WESTBROOK, Maine, July 22, 2011 /PRNewswire/ -- IDEXX Laboratories, Inc. (NASDAQ: IDXX), today reported that revenues for the second quarter of 2011 increased 13% to $317.9 million, from $281.5 million for the second quarter of 2010. Organic revenue growth, as defined below, was 8%. Earnings per diluted share ("EPS") for the quarter ended June 30, 2011 increased 34% to $0.83, compared to $0.62 for the same period in the prior year.

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Organic revenue growth excludes the impact of changes in foreign currency exchange rates, which contributed 5% to revenue growth, and revenue from acquisitions subsequent to March 31, 2010, which contributed less than 1% to revenue growth in the second quarter of 2011.

"Our second quarter results exceeded our expectations," stated Jonathan Ayers, Chairman and Chief Executive Officer. "Our 8% organic revenue growth, in an economic environment that remains challenging, demonstrates our continued success in bringing innovative products and services to our veterinary and other customers, as well as strong commercial execution in markets around the world."

"Our results reflect continued momentum in advancing our strategic and operational initiatives aimed at helping veterinarians practice better medicine and run more efficient practices. Market response to our ProCyte Dx® hematology analyzer continues to be very positive in domestic and international markets with 284 placements in the second quarter, including our first placement of a ProCyte Dx® instrument in the Asia Pacific region. ProCyte Dx® provides reference lab quality test results in just two minutes and is a key enabler of our real-time care strategy, working seamlessly with our Catalyst Dx® chemistry analyzer. I was also pleased with the performance of our global reference laboratory and consulting services business where we achieved 10% organic revenue growth for the second consecutive quarter."

Revenue Performance

Please refer to the table below entitled "Revenues and Revenue Growth Analysis by Product and Service Categories" in conjunction with the following discussion.

Companion Animal Group. Companion Animal Group ("CAG") revenues for the second quarter of 2011 were $259.7 million compared to $232.3 million for the second quarter of 2010. Changes in foreign currency exchange rates contributed 4% to revenue growth. Organic revenue growth of 7% was due primarily to performance in our reference laboratory diagnostic and consulting services business and in our instrument and consumables product lines. In the reference lab business, revenues increased due to higher sales volume due primarily to the acquisition of new customers and to an increase in sales prices. The revenue increase in our instruments and consumables business was largely the result of higher sales volume of consumables used with our IDEXX VetLab® instruments, primarily sales of consumables used with our Catalyst Dx® instrument, and higher sales volume of ProCyte Dx®, our new hematology analyzer introduced in the third quarter of 2010.

Water. Water revenues for the second quarter of 2011 were $21.5 million compared to $19.4 million for the second quarter of 2010. Changes in foreign currency exchange rates contributed 5% to revenue growth. Organic revenue growth of 6% was due primarily to higher Colilert® product sales volume driven by new account acquisitions, partly offset by lower average unit sales prices of this product.

Livestock and Poultry Diagnostics. Livestock and Poultry Diagnostics ("LPD") revenues for the second quarter of 2011 were $25.4 million compared to $19.2 million for the second quarter of 2010. Changes in foreign currency exchange rates contributed 11% to revenue growth. Organic revenue growth of 21% was primarily the result of higher sales volumes of certain bovine tests, especially in Germany where we have won several government tenders in connection with a country-wide eradication program for a virus impacting beef and dairy production yields, partly offset by lower average unit sales prices due to increasing competitive pressures.

Additional Operating Results for the Second Quarter

Gross profit for the second quarter of 2011 increased $24.7 million, or 17%, to $174.0 million from $149.3 million for the second quarter of 2010. As a percentage of total revenue, gross profit increased to 55% from 53% as a result of reduced overall manufacturing costs, primarily those associated with our IDEXX VetLab® instruments, and higher relative sales of higher margin products. These favorable impacts were partly offset by hedging losses in the second quarter of 2011 compared to hedging gains in the second quarter of 2010.

Research and development ("R&D") expense for the second quarter of 2011 was $18.6 million, or 6% of revenue, compared to $17.2 million, or 6% of revenue for the second quarter of 2010. The increase in R&D expense was due primarily to increased personnel-related costs.

Selling, general and administrative ("SG&A") expense for the second quarter of 2011 was $84.1 million, or 26% of revenue, compared to $77.2 million, or 27% of revenue, for the second quarter of 2010. The increase in SG&A expense resulted primarily from the net unfavorable impact of changes in foreign currency exchange rates and higher personnel-related costs.

Supplementary Analysis of Results

The accompanying financial tables provide more information concerning our revenue and other operating results for the three and six months ended June 30, 2011.

Outlook for full year 2011

The Company provides the following updated guidance for the full year 2011. This guidance reflects an assumption that the value of the U.S. dollar relative to the other currencies will remain at its current level for the balance of 2011. Fluctuations in foreign currency exchange rates from current levels could have a significant positive or negative impact on our actual results of operations in 2011.

  Revenues are expected to be $1.205 to $1.215 billion, which represents reported revenue growth of 9 to 10% and organic revenue growth of 7 to 8%. This outlook is unchanged from our previous guidance provided in April of this year.
  EPS are expected to be in the range of $2.68 to $2.73, compared to our previous guidance of $2.66 to $2.71. This increase in guidance reflects business performance in the second quarter that exceeded our expectations.
  Our total capital expenditure plan for 2011 is approximately $55 million.
  Free cash flow is expected to be approximately 115% of net income.(1)

(1) Free cash flow is a non-U.S. GAAP measure. It indicates the cash generated from operations and tax benefits attributable to stock option exercises and vesting of restricted stock units, reduced by investments in fixed assets. We feel free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in fixed assets that are required to operate the business. We believe this is a common financial measure useful to further evaluate the results of operations. With respect to this particular forward-looking projection, the Company is unable to provide a quantitative reconciliation at this time as the inputs to the measurement are difficult to predict and estimate and are primarily dependent on future events.

Conference Call and Webcast Information

IDEXX Laboratories will be hosting a conference call today at 9:00 a.m. (eastern) to discuss its second quarter results and management's outlook. To participate in the conference call, dial 1-612-234-9960 or 1-800-230-1074 and reference confirmation code 210465. An audio replay will be available through July 29, 2011 by dialing 1-320-365-3844 and referencing replay code 210465.

The call will also be available via live or archived Webcast on the IDEXX Laboratories' web site at www.idexx.com.

About IDEXX Laboratories, Inc.

IDEXX Laboratories, Inc. is a leader in pet healthcare innovation, serving practicing veterinarians around the world with a broad range of diagnostic and information technology-based products and services. IDEXX products enhance the ability of veterinarians to provide advanced medical care, improve staff efficiency and build more economically successful practices. IDEXX is also a worldwide leader in providing diagnostic tests and information for livestock and poultry and tests for the quality and safety of water and milk. Headquartered in Maine, IDEXX Laboratories employs more than 4,800 people and offers products to customers in over 100 countries.

Note Regarding Forward-Looking Statements

This press release contains statements about the Company's business prospects and estimates of the Company's financial results for future periods that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "expects," "may," "anticipates," "intends," "would," "will," "plans," "believes," "estimates," "should," and similar words and expressions. These statements are based on management's expectations of future events as of the date of this press release, and the Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. Actual results could differ materially from management's expectations. Factors that could cause or contribute to such differences include the following: the Company's ability to develop, manufacture, introduce and market new products and enhancements to existing products; the Company's ability to achieve economies of scale in its worldwide network of laboratories;the impact of a weak economy on demand for the Company's products and services; the effectiveness of the Company's sales and marketing activities; the Company's ability to identify acquisition opportunities, complete acquisitions and integrate acquired businesses; disruptions, shortages or pricing changes that affect the Company's purchases of products and materials from third parties, including from sole source suppliers; the Company's ability to manufacture complex biologic products; the effect of government regulation on the Company's business, including government decisions about whether and when to approve the Company's products and decisions regarding labeling, manufacturing and marketing products; the Company's ability to obtain patent and other intellectual property protection for its products, successfully enforce its intellectual property rights and defend itself against third party claims against the Company; the impact of distributor purchasing decisions on sales of the Company's products that are sold through distribution; the impact of competition, technological change, and veterinary hospital consolidation on the markets for the Company's products; changes or trends in veterinary medicine that affect the rate of use of the Company's products and services by veterinarians; the impact of the Company's inexperience in the human point-of-care market; the effects of operations outside the U.S., including from currency fluctuations, different regulatory, political and economic conditions, and different market conditions; the effects of interruptions to the Company's operations due to natural disasters or system failures; the loss of key employees; class action litigation due to stock price volatility; the effect on the Company's stock price if quarterly or annual operations results do not meet expectations of market analysts or investors in future periods; and potential exposures related to our worldwide provision for income taxes. A further description of these and other factors can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2010, and quarterly report on Form 10-Q for the quarter ended March 31, 2011, in the section captioned "Risk Factors."

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Operations
Amounts in thousands except per share data (Unaudited)

		Three Months Ended		Six Months Ended
		June 30,	June 30,	June 30,	June 30,
		2011	2010	2011	2010
Revenue:	Revenue	$ 317,862	$ 281,482	$ 610,534	$ 550,007
Expenses and
Income:	Cost of revenue	143,829	132,198	281,576	258,362
	Gross profit	174,033	149,284	328,958	291,645
	Sales and marketing	50,974	44,167	101,959	88,583
	General and administrative	33,140	33,076	65,736	65,884
	Research and development	18,621	17,206	36,433	33,915
	Income from operations	71,298	54,835	124,830	103,263
	Interest expense, net	363	551	722	863
	Income before provision for income taxes	70,935	54,284	124,108	102,400
	Provision for income taxes	22,281	17,087	38,848	32,175
Net Income:	Net income	48,654	37,197	85,260	70,225
	Less: Noncontrolling interest in subsidiary's
	(losses) earnings	(3)	4	(9)	6
	Net income attributable to stockholders	$ 48,657	$ 37,193	$ 85,269	$ 70,219
	Earnings per share: Basic	$ 0.85	$ 0.64	$ 1.49	$ 1.21
	Earnings per share: Diluted	$ 0.83	$ 0.62	$ 1.45	$ 1.17
	Shares outstanding: Basic	57,276	57,747	57,366	57,890
	Shares outstanding: Diluted	58,727	59,646	58,934	59,875

IDEXX Laboratories, Inc. and Subsidiaries
Selected Operating Information(Unaudited)

		Three Months Ended		Six Months Ended
		June 30,	June 30,	June 30,	June 30,
		2011	2010	2011	2010
Operating	Gross profit	54.8%	53.0%	53.9%	53.0%
Ratios (as a	Sales, marketing, general and
percentage of	administrative expense	26.5%	27.4%	27.5%	28.1%
revenue):	Research and development expense	5.9%	6.1%	6.0%	6.2%
	Income from operations(1)	22.4%	19.5%	20.5%	18.8%

International	International revenue (in thousands)	$ 137,585	$ 113,701	$ 260,155	$ 222,360
Revenue:	International revenue as percentage of
	total revenue	43.3%	40.4%	42.6%	40.4%

(1) The sum of individual items may not equal the total due to rounding.

IDEXX Laboratories, Inc. and Subsidiaries
Segment Information
Amounts in thousands (Unaudited)

		Three Months Ended		Six Months Ended
		June 30,	June 30,	June 30,	June 30,
		2011	2010	2011	2010
Revenue:	CAG	$ 259,734	$ 232,320	$ 500,323	$ 453,737
	Water	21,510	19,448	40,475	37,312
	LPD	25,367	19,160	49,306	39,101
	Other	11,251	10,554	20,430	19,857
	Total	$ 317,862	$ 281,482	$ 610,534	$ 550,007

Gross Profit:	CAG	$ 138,332	$ 120,125	$ 261,683	$ 233,868
	Water	12,968	12,328	24,359	23,903
	LPD	17,335	13,275	33,882	26,483
	Other	4,742	4,610	8,484	8,983
	Unallocated	656	(1,054)	550	(1,592)
	Total	$ 174,033	$ 149,284	$ 328,958	$ 291,645

Income from
Operations:	CAG	$ 58,270	$ 47,140	$ 101,242	$ 87,962
	Water	8,401	8,150	15,348	15,662
	LPD	7,176	4,549	14,326	9,127
	Other	309	638	(241)	1,188
	Unallocated	(2,858)	(5,642)	(5,845)	(10,676)
	Total	$ 71,298	$ 54,835	$ 124,830	$ 103,263

Gross Profit
(as a percentage
of revenue):	CAG	53.3%	51.7%	52.3%	51.5%
	Water	60.3%	63.4%	60.2%	64.1%
	LPD	68.3%	69.3%	68.7%	67.7%
	Other	42.2%	43.7%	41.5%	45.2%
	Total	54.8%	53.0%	53.9%	53.0%

Income from
Operations
(as a percentage
of revenue):	CAG	22.4%	20.3%	20.2%	19.4%
	Water	39.1%	41.9%	37.9%	42.0%
	LPD	28.3%	23.7%	29.1%	23.3%
	Other	2.8%	6.1%	(1.2%)	6.0%
	Total	22.4%	19.5%	20.5%	18.8%

IDEXX Laboratories, Inc. and Subsidiaries
Revenues and Revenue Growth Analysis by Product and Service Categories
Amounts in thousands (Unaudited)

Three Months Ended
Net Revenue	June 30, 2011	June 30, 2010	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change from Acquisitions (2)	Organic Growth(3)

CAG	$259,734	$232,320	$27,414	11.8%	4.3%	0.1%	7.4%
Water	21,510	19,448	2,062	10.6%	4.7%	-	5.9%
LPD	25,367	19,160	6,207	32.4%	11.1%	-	21.3%
Other	11,251	10,554	697	6.6%	3.1%	-	3.5%
Total	$317,862	$281,482	$36,380	12.9%	4.8%	-	8.1%

Three Months Ended
Net CAG Revenue	June 30, 2011	June 30, 2010	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change from Acquisitions (2)	Organic Growth(3)

Instruments and consumables	$98,603	$86,455	$12,148	14.1%	5.2%	-	8.9%
Rapid assay products	44,193	40,481	3,712	9.2%	2.3%	-	6.9%
Reference laboratory diagnostic and consulting services	99,087	86,048	13,039	15.2%	5.3%	0.1%	9.8%
Practice management systems and digital radiography	17,851	19,336	(1,485)	(7.7%)	0.5%	-	(8.2%)
Net CAG revenue	$259,734	$232,320	$27,414	11.8%	4.3%	0.1%	7.4%

(1) The percentage change from currency is a non-U.S. GAAP measure. It represents the percentage change in revenue resulting from the difference between the average exchange rates during the three months ended June 30, 2011 and the same period of the prior year applied to foreign currency denominated revenues for the three months ended June 30, 2011.

(2) Represents the percentage change in revenue during the three months ended June 30, 2011 compared to the three months ended June 30, 2010 attributed to acquisitions subsequent to March 31, 2010.

(3) Organic revenue growth is a non-U.S. GAAP measure and represents the percentage change in revenue during the three months ended June 30, 2011 compared to the three months ended June 30, 2010 net of acquisitions and the effect of changes in foreign currency exchange rates.

IDEXX Laboratories, Inc. and Subsidiaries
Revenues and Revenue Growth Analysis by Product and Service Categories
Amounts in thousands (Unaudited)

Six Months Ended
Net Revenue	June 30, 2011	June 30, 2010	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change from Acquisitions (2)	Organic Growth(3)

CAG	$500,323	$453,737	$46,586	10.3%	2.8%	0.1%	7.4%
Water	40,475	37,312	3,163	8.5%	3.2%	-	5.3%
LPD	49,306	39,101	10,205	26.1%	5.5%	-	20.6%
Other	20,430	19,857	573	2.9%	2.2%	-	0.7%
Total	$610,534	$550,007	$60,527	11.0%	3.1%	-	7.9%

Six Months Ended
Net CAG Revenue	June 30, 2011	June 30, 2010	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change from Acquisitions (2)	Organic Growth(3)

Instruments and consumables	$192,490	$169,837	$22,653	13.3%	3.4%	-	9.9%
Rapid assay products	82,810	79,924	2,886	3.6%	1.4%	-	2.2%
Reference laboratory diagnostic and consulting services	188,215	165,888	22,327	13.5%	3.5%	0.1%	9.9%
Practice management systems and digital radiography	36,808	38,088	(1,280)	(3.4%)	0.5%	-	(3.9%)
Net CAG revenue	$500,323	$453,737	$46,586	10.3%	2.8%	0.1%	7.4%

(1) The percentage change from currency is a non-U.S. GAAP measure. It represents the percentage change in revenue resulting from the difference between the average exchange rates during the six months ended June 30, 2011 and the same period of the prior year applied to foreign currency denominated revenues for the six months ended June 30, 2011.

(2) Represents the percentage change in revenue during the six months ended June 30, 2011 compared to the six months ended June 30, 2010 attributed to acquisitions subsequent to December 31, 2009.

(3) Organic revenue growth is a non-U.S. GAAP measure and represents the percentage change in revenue during the six months ended June 30, 2011 compared to the six months ended June 30, 2010 net of acquisitions and the effect of changes in foreign currency exchange rates.

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Balance Sheet
Amounts in thousands (Unaudited)

		June 30,	December 31,
		2011	2010
Assets:	Current Assets:
	Cash and cash equivalents	$ 159,398	$ 156,915
	Accounts receivable, net	149,314	120,080
	Inventories	133,934	127,885
	Other current assets	50,925	55,711
	Total current assets	493,571	460,591
	Property and equipment, net	210,163	201,725
	Other long-term assets, net	246,841	234,828
	Total assets	$ 950,575	$ 897,144
Liabilities and
Stockholders'
Equity:	Current Liabilities:
	Accounts payable	$ 29,888	$ 22,669
	Accrued liabilities	121,898	118,598
	Debt	133,438	129,862
	Deferred revenue	12,913	13,983
	Total current liabilities	298,137	285,112
	Long-term debt, net of current portion	2,966	3,418
	Other long-term liabilities	40,661	34,333
	Total long-term liabilities	43,627	37,751

	Total stockholders' equity	608,774	574,235
	Noncontrolling interest	37	46
	Total equity	608,811	574,281
	Total liabilities and stockholders' equity	$ 950,575	$ 897,144

IDEXX Laboratories, Inc. and Subsidiaries
Selected Balance Sheet Information(Unaudited)

		June 30,	March 31,	December 31,	September 30,	June 30,
		2011	2011	2010	2010	2010
Selected
Balance Sheet	Days sales outstanding(1)	41.2	40.2	38.7	41.9	41.8
Information:	Inventory turns(2)	1.7	1.8	1.8	1.7	1.9

(1) Days sales outstanding represents the average of the accounts receivable balances at the beginning and end of each quarter divided by revenue for that quarter, the result of which is then multiplied by 91.25 days.

(2) Inventory turns represents inventory-related cost of product sales for the 12 months preceding each quarter-end divided by the inventory balance at the end of the quarter.

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Cash Flows
Amounts in thousands (Unaudited)

		Six Months Ended
		June 30,	June 30,
		2011	2010
Operating:	Cash Flows from Operating Activities:
	Net income	$ 85,260	$ 70,225
	Non-cash charges	34,316	31,089
	Changes in current assets and liabilities	(20,412)	(16,857)
	Tax benefit from exercises of stock options and vesting of restricted stock units	(10,854)	(9,372)
	Net cash provided by operating activities	88,310	75,085
Investing:	Cash Flows from Investing Activities:
	Purchase of property and equipment	(26,173)	(17,437)
	Proceeds from disposition of pharmaceutical product lines	3,000	-
	Proceeds from sale of property and equipment	218	64
	Acquisitions of intangible assets	-	(144)
	Net cash used by investing activities	(22,955)	(17,517)
Financing:	Cash Flows from Financing Activities:
	Borrowings on revolving credit facilities, net	3,486	15,099
	Payment of other notes payable	(425)	(400)
	Purchase of treasury stock	(98,419)	(83,724)
	Proceeds from the exercise of stock options and employee stock purchase plans	19,367	16,446
	Tax benefit from exercises of stock options and vesting of restricted stock units	10,854	9,372
	Net used by financing activities	(65,137)	(43,207)
	Net effect of changes in exchange rates on cash	2,265	(3,114)
	Net increase in cash and cash equivalents	2,483	11,247
	Cash and cash equivalents, beginning of period	156,915	106,728
	Cash and cash equivalents, end of period	$ 159,398	$ 117,975

IDEXX Laboratories, Inc. and Subsidiaries
Free Cash Flow
Amounts in thousands (Unaudited)
		Six Months Ended
		June 30,	June 30,
		2011	2010
Free Cash
Flow:	Net cash provided by operating activities	$ 88,310	$ 75,085
	Financing cash flows attributable to tax benefits from exercise of stock options
	and vesting of restricted stock units	10,854	9,372
	Purchase of property and equipment	(26,173)	(17,437)
	Free cash flow	$ 72,991	$ 67,020

IDEXX Laboratories, Inc. and Subsidiaries
Common Stock Repurchases
Amounts in thousands except per share data (Unaudited)
	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2011	2010	2011	2010
Share repurchases during the period	759	422	1,297	1,513
Average price paid per share	$ 77.08	$ 61.66	$ 75.89	$ 55.32

Shares remaining under repurchase authorization as of June 30, 2011:			2,510

Share repurchases does not include shares surrendered by employees in payment for the minimum required withholding taxes due on the vesting of restricted stock units and the settlement of deferred stock units.

Contact: Merilee Raines, Chief Financial Officer, 1-207-556-8155